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Exhibit 10.2

LOAN AGREEMENT
by and among
American Restaurant Group, Inc.
ARG Enterprises, Inc.
ARG Property Management, Inc.
ARG Terra, Inc.
as Borrowers,
and
FOOTHILL CAPITAL CORPORATION
as Lender
Dated as of December  , 2001

–i–

5.19	Complete Disclosure	28

–ii–

	5.20	Indebtedness	28
6.	AFFIRMATIVE COVENANTS		28
	6.1	Accounting System	28
	6.2	Collateral Reporting	28
	6.3	Financial Statements, Reports, Certificates	28
	6.4	Subsidiary Guarantor Reports	29
	6.5	Intentionally Omitted	30
	6.6	Maintenance of Properties	30
	6.7	Taxes	30
	6.8	Insurance	30
	6.9	[Intentionally Omitted]	31
	6.10	Compliance with Laws	31
	6.11	Leases	31
	6.12	Real Estate	31
	6.13	Existence	32
	6.14	Environmental	32
	6.15	Disclosure Updates	32
7.	NEGATIVE COVENANTS		32
	7.1	Indebtedness	32
	7.2	Liens	33
	7.3	Restrictions on Fundamental Changes	33
	7.4	Disposal of Assets	34
	7.5	[Intentionally Omitted]	34
	7.6	[Intentionally Omitted]	34
	7.7	Nature of Business	34
	7.8	Prepayments and Amendments	34
	7.9	Change of Control	34
	7.10	Consignments	34
	7.11	Distributions	34
	7.12	Accounting Methods	35
	7.13	Investments	35
	7.14	Transactions with Affiliates	35
	7.15	Suspension	35
	7.16	Intentionally Omitted	36
	7.17	Use of Proceeds	36
	7.18	[Intentionally Omitted]	36
	7.19	Securities Accounts	36
	7.20	Financial Covenants	36
8.	EVENTS OF DEFAULT		37
9.	THE LENDER'S RIGHTS AND REMEDIES		39
	9.1	Rights and Remedies	39
	9.2	Remedies Cumulative	40
10.	TAXES AND EXPENSES		41
11.	WAIVERS; INDEMNIFICATION		41
	11.1	Demand; Protest	41
	11.2	Lender's Liability for Collateral	41
	11.3	Indemnification	41
12.	NOTICES		42
13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		43
14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		43

–iii–

	14.1	Assignments and Participations.	43
	14.2	Successors	45
15.	AMENDMENTS; WAIVERS		45
	15.1	Amendments and Waivers.	45
	15.2	No Waivers; Cumulative Remedies.	45
16.	GENERAL PROVISIONS		45
	16.1	Effectiveness	45
	16.2	Section Headings	45
	16.3	Interpretation	45
	16.4	Severability of Provisions	45
	16.5	Withholding Taxes	45
	16.6	Counterparts; Telefacsimile and Electronic Mail Execution	46
	16.7	Revival and Reinstatement of Obligations	46
	16.8	Integration	46
	16.9	Confidentiality	46
	16.10	Co-Borrowers	47

–iv–

LOAN AGREEMENT

    THIS LOAN AGREEMENT (this "Agreement"), is entered into as of December 12, 2001 between, FOOTHILL CAPITAL CORPORATION, a California corporation ("Lender") and AMERICAN RESTAURANT GROUP, INC., a Delaware corporation ("ARG"), ARG Enterprises, Inc., a California corporation ("Enterprises"), ARG Property Management Corporation, a California corporation ("Property Management"), and ARG Terra, Inc., a Delaware corporation ("Terra"; ARG, Enterprises, Property Management and Terra are collectively referred to as "Borrowers" and individually as a "Borrower").

    The parties agree as follows:

1.  DEFINITIONS AND CONSTRUCTION.

    1.1  Definitions.  As used in this Agreement, the following terms shall have the following definitions:

    "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

    "Accounts" means all of Borrowers' now owned or hereafter acquired right, title, and interest with respect to "accounts" (as that term is defined in the Code).

    "Advance Rate" means the interest rate then applicable to Obligations (except for undrawn Letters of Credit) hereunder.

    "Advances" has the meaning set forth in Section 2.1.

    "Affiliate" means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person who owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person. Notwithstanding the foregoing, no holder of Notes on the date hereof or any of its respective Affiliates (except Borrowers and their respective Subsidiaries) shall be deemed an Affiliate of any Borrower or any of its Subsidiaries solely due to the holding of such Notes.

    "Agreement" has the meaning set forth in the preamble hereto.

    "Applicable Prepayment Premium" means as of any date of determination an amount equal to the product of 0.10% multiplied by Maximum Revolver Amount multiplied by the number of months (including partial months) remaining until the Maturity Date.

    "ARG" has the meaning set forth in the preamble hereto.

    "Assignee" has the meaning set forth in Section 14.1(a).

    "Authorized Person" means the President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer or any Vice President of ARG or any other employee of ARG designated as an "Authorized Person" by any of the foregoing Persons.

    "Availability" means, as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount that any Borrower is entitled to borrow as Advances under Section 2.1 (after giving effect to all then outstanding Obligations and all sublimits and reserves applicable hereunder).

    "Bank Agency Accounts" means each of the "Local Depository Accounts" listed on Schedule 2.7, as amended from time to time to the extent permitted by Section 2.7(c), and the Concentration Account.

    "Bank Agency Account Banks" means each of the financial institutions listed on Schedule 2.7 at which a "Local Depository Account" or the Concentration Account is maintained.

    "Bank Agency Agreements" means the Closing Date Bank Agency Agreement and any other restricted account agreements, in form and substance satisfactory to Lender, each of which is among ARG or its Subsidiary, as applicable, Lender and/or Collateral Agent and one of the Bank Agency Account Banks.

    "Bankruptcy Code" means the United States Bankruptcy Code, as in effect from time to time.

    "Base Rate" means, the rate of interest announced within Wells Fargo at its principal office in San Francisco as its "prime rate," with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.

    "Base Rate Margin" means 1.50 percentage points.

    "Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which any Borrower or any Subsidiary or ERISA Affiliate of any Borrower has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years, which is subject to Title IV of ERISA.

    "Black Angus of Idaho" means Black Angus Enterprises of Idaho, Inc., an Idaho corporation.

    "Board of Directors" means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board.

    "Books" means Borrowers' now owned or hereafter acquired books and records (including all of their respective Records indicating, summarizing, or evidencing their respective assets (including the Collateral) or liabilities, all of their respective Records relating to its business operations or financial condition, and all of their respective goods or General Intangibles related to such information).

    "Borrower" and "Borrowers" have the meaning set forth in the preamble to this Agreement.

    "Borrowing" means a borrowing hereunder of an Advance.

    "Borrowing Base" has the meaning set forth in Section 2.1.

    "Borrowing Base Certificate" means a certificate in the form of Exhibit B-1.

    "Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

    "Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

    "Capitalized Lease Obligation" means any Indebtedness represented by obligations under a Capital Lease.

    "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's, (c) commercial paper maturing no more than 1 year from the date of acquisition thereof and, at the time of acquisition, having a rating of A-2 or P-2, or better, from S&P or Moody's, and (d) certificates of deposit or bankers' acceptances maturing within 1 year from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody's, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.

    "Change of Control" means (a) the acquisition by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Exchange Act), except by one or more Existing Holders, of beneficial ownership, directly or indirectly, of more than 50% of the aggregate ordinary voting power of the total outstanding voting Stock of ARG having the right to vote for the election of members of the Board of Directors of ARG, or (b) Continuing Directors cease for any reason to constitute a majority of the members of the Board of Directors of ARG, or (c) ARG ceases to directly own and control 100% of the outstanding capital Stock of each of Enterprises, Property Management and Terra or any Subsidiary Guarantor.

    "Closing Date" means the date of the making of the initial Advance (or other extension of credit) hereunder or the date on which Lender sends Borrowers a written notice that each of the conditions precedent set forth in Section 3.1 either have been satisfied or have been waived.

    "Closing Date Bank Agency Agreement" means the Second Amended and Restated Agency Account Agreement of even date herewith among Union Bank of California, N.A., Borrowers, Collateral Agent and Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

    "Closing Date Business Plan" means the set of Projections of Borrowers for the 3-year period following the Closing Date (on a year-by-year basis, and for the 1-year period following the Closing Date, on a month-by-month basis), previously supplied to Lender.

    "Closing Date Intellectual Property Security Agreement" means the Second Amended and Restated Trademark Security Agreement of even date herewith among Collateral Agent, Lender, and Borrowers as the same may be amended, restated, supplemented or otherwise modified from time to time.

    "Closing Date Intercreditor Agreement" means the Second Amended and Restated Intercreditor and Collateral Agency Agreement of even date herewith among Collateral Agent, Borrowers, and Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

    "Closing Date Mortgages" means each Amended and Restated Deed of Trust, Assignment of Rents, Security Agreement, Financing Statement and Fixture Filing (California) dated on or about October 31, 2001 (as amended by those certain amendments dated on or about the date hereof), from Property Management to First American Title Insurance Company for the benefit of the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

    "Closing Date Real Property Collateral" means the Real Property identified on Schedule R-1, which is the Real Property encumbered by the Closing Date Mortgages.

    "Closing Date Security Agreements" means the Second Amended and Restated Company Security Agreement and the Second Amended and Restated Subsidiary Security Agreement, each of even date herewith among the Collateral Agent, Lender and ARG or Enterprises, Property Management and Terra, as the case may be, as the same may be amended, restated, supplemented or otherwise modified from time to time.

    "Code" means the Uniform Commercial Code, as in effect from time to time in the State of New York.

    "Collateral" means the "Collateral" as such term is defined in the Closing Date Security Agreements.

    "Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Lender.

    "Collateral Agent" means the Trustee unless and until a successor Collateral Agent shall have been appointed pursuant to the terms and provisions of the Closing Date Intercreditor Agreement, and thereafter "Collateral Agent" shall mean such successor Collateral Agent.

    "Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of Borrowers.

    "Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 delivered by the treasurer of ARG to Lender.

    "Concentration Account" means account number 4500178138 of ARG maintained with the Concentration Account Bank or any successor account.

    "Concentration Account Bank" means Union Bank of California, whose office is located at 1980 Saturn, Monterey Park, California 91755 and whose ABA number is 122000496, or any successor deposit account bank.

    "Continuing Director" means (a) any member of the Board of Directors who was a director of ARG on the Closing Date, and (b) any individual who becomes a member of such Board of Directors after the Closing Date if such individual's appointment or nomination for election to such Board of Directors was approved by a majority of the Continuing Directors then in office.

    "Control Agreement" means a control agreement, in form and substance satisfactory to Lender, executed and delivered by one or more Borrowers, Collateral Agent and the applicable securities intermediary with respect to a Securities Account or a bank with respect to a deposit account.

    "Controlled Foreign Corporation" means "controlled foreign corporation" as defined in the United States Internal Revenue Code of 1986, as amended from time to time.

    "Credit Card Agreements" means those certain agreements, in form and substance satisfactory to Lender, among Borrowers, Collateral Agent and the credit card clearinghouses and processors of each Borrower and its Subsidiaries pursuant to which such credit card clearinghouses and processors agree to transfer on regular basis all credit card receipts, net of discounts, fees and expenses of the credit card clearinghouse, processor or third-party discounter, of each Borrower and its Subsidiaries and other amounts payable by such clearinghouses or processors into the Concentration Account.

    "Daily Balance" means, with respect to each day during the term of this Agreement, the amount of Obligations owed at the end of such day.

    "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

    "Disbursement Letter" means an instructional letter executed and delivered by Borrowers to Lender regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Lender.

    "Dollars" or "$" means United States dollars.

    "Due Diligence Letter" means the due diligence letter sent by Lender's counsel to Borrowers, together with Borrowers' completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Lender.

    "EBITDA" means, with respect to any fiscal period, Borrowers' and Subsidiary Guarantors' consolidated net earnings (or loss), minus (a) to the extent included in computing net earnings (loss), extraordinary gains, plus (b) without duplication, to the extent deducted in computing net earnings (loss), interest expense, income taxes, extraordinary losses, charges incurred by Borrowers in connection with the refinancing of the Notes on or about October 31, 2001 in an amount not to exceed $6,000,000, non-cash charges incurred by Borrowers or Subsidiary Guarantors in connection with GAAP requirements in an amount not to exceed $2,000,000 for the fiscal year ending December 31, 2001, and not to exceed $500,000 in any subsequent fiscal year, and depreciation and amortization for such period, as determined in accordance with GAAP.

    "Eligible Credit Facility" means an "Eligible Credit Facility" (as defined in the Intercreditor Agreement) less any Indebtedness under Capital Leases that is subordinated to the Obligations pursuant to the terms of the Intercreditor Agreement.

    "Enterprises" has the meaning set forth in the preamble hereto.

    "Enterprise Value" means the value of Borrowers' and Subsidiary Guarantors' businesses and their assets, on a consolidated basis, as appraised by Lender or by a third-party appraiser acceptable to Lender in accordance with Section 2.11(c).

    "Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrowers or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower or any predecessor in interest.

    "Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Borrowers, relating to the environment, employee health and safety, or Hazardous Materials, including the Comprehensive Environmental, Response, Compensation and Liability Act (CERCLA); the Resource Conservation and Recovery Act (RCRA); the Federal Water Pollution Control Act, 33 USC § 1251 et seq.; the Toxic Substances Control Act, 15 USC, § 2601 et seq.; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC. § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC. § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC. §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

    "Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

    "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

    "Equipment" means all of Borrowers' now owned or hereafter acquired right, title, and interest with respect to equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

    "ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of any Borrower under IRC Section 414(o).

    "Event of Default" has the meaning set forth in Section 8.

    "Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

    "Existing Holders" means Anwar Soliman, Trust Company of the West, Jefferies & Company, Inc. and their respective affiliates.

    "Existing Lenders" means the lenders under that certain Revolving Credit Agreement dated as of February 25, 1998, as amended, with each Borrower and certain of its affiliates, and Fleet National Bank, as Agent for such lenders.

    "FEIN" means Federal Employer Identification Number.

    "Fixed Charge Ratio" means with respect to any fiscal period for Borrowers and Subsidiary Guarantors, on a consolidated basis, the quotient obtained by dividing (a) EBITDA for such period divided by (b) the sum of the following for such period: the accrued and unpaid interest on the Obligations and the Notes for such period, plus maintenance capital expenditures incurred or expended by Borrowers or any Subsidiary Guarantor for such period, plus accrued and unpaid income taxes of Borrowers and Subsidiary Guarantors.

    "Funding Date" means the date on which a Borrowing occurs.

    "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

    "General Intangibles" means all of Borrowers' now owned or hereafter acquired right, title, and interest with respect to any "general intangibles" as that term is defined in the Code, (including, without limitation, payment intangibles as that term is defined in the Code, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, service marks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims), and any other personal property other than goods, Accounts, Investment Property, and Negotiable Collateral.

    "Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

    "Governmental Authority" means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

    "Guaranty" means each general continuing guaranty executed and delivered by each Subsidiary Guarantor in favor of Lender, in form and substance satisfactory to Lender.

    "Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity," (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

    "Indebtedness" means (a) all obligations of Borrowers and Subsidiary Guarantors for borrowed money, (b) all obligations of Borrowers and Subsidiary Guarantors evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrowers and Subsidiary Guarantors in respect of letters of credit, bankers' acceptances, interest-rate swaps, or other financial products, (c) all obligations of Borrowers and Subsidiary Guarantors under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of Borrowers or any Subsidiary Guarantor, irrespective of whether such obligation or liability is assumed, (e) all obligations of Borrowers and Subsidiary Guarantors for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of Borrowers' or such Subsidiary Guarantor's business and repayable in accordance with customary trade practices), and (f) any obligation of Borrowers and Subsidiary Guarantors guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrowers or any Subsidiary Guarantor), or otherwise causing Borrowers or any Subsidiary Guarantor to become liable for, any obligation of any other Person.

    "Indemnified Liabilities" has the meaning set forth in Section 11.3.

    "Indemnified Person" has the meaning set forth in Section 11.3.

    "Indenture" means that certain indenture dated as of February 25, 1998, as amended by that certain First Supplemental Indenture, dated June 26, 2000, and that certain Second Supplemental Indenture, dated October 31, 2001, between ARG, the guarantors referred to therein and the Trustee and as further amended, modified or supplemented from time to time.

    "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

    "Intellectual Property Security Agreement" means the Closing Date Intellectual Property Security Agreement and any other intellectual property security agreement executed and delivered by Borrowers, the form and substance of which is satisfactory to Lender.

    "Intercreditor Agreement" means the Closing Date Intercreditor Agreement and any other intercreditor agreement executed and delivered by the Trustee, Collateral Agent and Lender, the form and substance of which is satisfactory to Lender.

    "Inventory" means all Borrowers' now owned or hereafter acquired right, title, and interest with respect to inventory (as that term is defined in the Code), including, without limitation, goods held for sale or lease or to be furnished under a contract of service, goods that are leased by any Borrower as lessor, goods that are furnished by any Borrower under a contract of service, and raw materials, work in process, or materials used or consumed in Borrowers' business including, without limitation, all accessions, additions, attachments, improvements, substitutions, and replacements thereto and therefor.

    "Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, loans and similar advances to officers and employees of such Person made in the ordinary course of business, (b) bona fide Accounts arising from the sale of goods or rendition of services in the ordinary course of business consistent with past practice and (c) in conjunction with the non-exclusive franchising or other non-exclusive licensing of Borrowers' business concepts outside of the United States, Canada and Mexico not to exceed $50,000 in the aggregate), purchases or other acquisitions for consideration of Indebtedness or Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

    "Investment Property" means all of Borrowers' now owned or hereafter acquired right, title, and interest with respect to "investment property" as that term is defined in the Code, and any and all supporting obligations in respect thereof.

    "IRC" means the Internal Revenue Code of 1986, as in effect from time to time.

    "L/C" has the meaning set forth in Section 2.12(a).

    "L/C Disbursement" means a payment made by Lender pursuant to a Letter of Credit.

    "L/C Undertaking" has the meaning set forth in Section 2.12(a).

    "Lender" has the meaning set forth in the preamble to this Agreement.

    "Lender's Account" means an account at a bank designated by Lender from time to time as the account into which Borrowers shall make all payments to Lender under this Agreement and the other Loan Documents; unless and until Lender notifies Borrowers differently, Lender's Account shall be that certain deposit account bearing account number 323-266193 and maintained by Lender with The Chase Manhattan Bank, 4 New York Plaza, 15th Floor, New York, New York 10004, ABA #021000021.

    "Lender Expenses" means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrowers under any of the Loan Documents that are paid or incurred by Lender, (b) fees or charges paid or incurred by Lender in connection with Lender's transactions with Borrowers, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Lender in the disbursement of funds to Borrowers (by wire transfer or otherwise), (d) charges paid or incurred by Lender resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral or any other collateral securing the Obligations, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Lender related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third-party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender's relationship with Borrowers or any guarantor of the Obligations, (h) Lender's reasonable fees and expenses (including attorneys' fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) Lender's reasonable fees and expenses (including attorneys' fees) incurred in terminating, enforcing (including attorneys' fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning any Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral or any other collateral securing the Obligations.

    "Lender's Liens" means the Liens granted by Borrowers and each Subsidiary Guarantor to Collateral Agent under the Closing Date Security Agreements or the other Loan Documents.

    "Lender-Related Person" means Lender, Lender's Affiliates, and the officers, directors, employees, and agents of Lender.

    "Letter of Credit" means an L/C or an L/C Undertaking, as the context requires.

    "Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus 100% of the amount of outstanding time drafts accepted by an Underlying Issuer as a result of drawings under Underlying Letters of Credit.

    "Lien" means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

    "Litigation Certificate" means the certificate delivered by Borrowers and Subsidiary Guarantors to Lender with respect to the representations and warranties set forth in Section 5.10 hereof, the form and substance of which shall be satisfactory to Lender.

    "Loan Account" has the meaning set forth in Section 2.10.

    "Loan Documents" means this Agreement, the Bank Agency Agreements, Credit Card Agreements, Control Agreements, the Disbursement Letter, the Due Diligence Letter, each Guaranty, the Intellectual Property Security Agreement, the Intercreditor Agreement, the Letters of Credit, the Litigation Certificate, the Mortgages, the Officers' Certificate, the Security Agreements, any note or notes executed by Borrowers in connection with this Agreement and payable to Lender, and any other agreement entered into, now or in the future, by Borrowers and Lender in connection with this Agreement.

    "Material Adverse Change" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrowers and their respective Subsidiaries, (b) a material impairment of Borrowers' or the Subsidiary Guarantors' ability, on a consolidated basis, to perform the obligations under the Loan Documents or of Lender's ability to enforce the Obligations or realize upon the Collateral or any other collateral securing the Obligations, or (c) a material impairment of the enforceability or priority of the Lender's Liens with respect to the Collateral or any other collateral securing the Obligations as a result of an action or failure to act on the part of Borrowers or any of their respective Subsidiaries.

    "Maturity Date" has the meaning set forth in Section 3.4.

    "Maximum Revolver Amount" means $15,000,000.

    "Mortgages" means, individually and collectively, the Closing Date Mortgages and any other mortgages, leasehold mortgages, deeds of trust, or deeds to secure debt, executed and delivered by each Borrower or a Subsidiary Guarantor, as appropriate, for the benefit of Collateral Agent, in form and substance reasonably satisfactory to Lender, that encumber the Real Property Collateral and the related improvements thereto.

    "Negotiable Collateral" means all of Borrowers' now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights (as that term is defined in the Code), instruments (as that term is defined in the Code), promissory notes, drafts, documents (as that term is defined in the Code) and chattel paper (as that term is defined in the Code) (including electronic chattel paper and tangible chattel paper as that term is defined in the Code.

    "New Lease" has the meaning set forth in Section 6.12.

    "Notes" mean those certain 11 1/2% Series B Senior Secured Notes of ARG due 2003, 11 1/2% Series C Senior Secured Notes due 2006 and 11 1/2% Series D Senior Secured Notes due 2006, in an aggregate principal amount not to exceed $166,000,000.

    "Obligations" means all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers' Loan Account pursuant hereto), obligations, fees, charges, costs, Lender Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrowers to Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

    "Officers' Certificate" means the representations and warranties of officers form submitted by Lender to Borrowers, together with Borrowers' completed responses to the inquiries set forth therein, the form and substance of such responses to be reasonably satisfactory to Lender.

    "Organization I.D. Number" means with respect to any Person the organizational number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.

    "Overadvance" has the meaning set forth in Section 2.5.

    "Participant" has the meaning set forth in Section 14.1(d).

    "Pay-Off Letter" means a letter, in form and substance satisfactory to Lender, from Existing Lenders to Lender respecting the amount necessary to repay in full all of the obligations of Borrowers and each Subsidiary Guarantor owing to Existing Lenders and obtain a release of all of the Liens existing in favor of Existing Lenders in and to the assets of Borrowers and each Subsidiary Guarantor.

    "Permitted Discretion" means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

    "Permitted Dispositions" means (a) sales or other dispositions by Borrowers of (i) Equipment that is substantially worn, damaged, or obsolete in the ordinary course of Borrowers' business, and (ii) other assets with a value of less than $500,000 in the aggregate in any fiscal year, (b) sales by Borrowers of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by Borrowers in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing by Borrowers, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of Borrowers' business, (e) sales or other dispositions to a Borrower or a Subsidiary Guarantor, so long as such Person contemporaneously complies with the provisions of the Security Agreement, (f) sale and leaseback transactions entered into with respect to Equipment acquired after the Closing Date and (g) the granting of a security interest to the extent such is a Permitted Lien.

    "Permitted Investments" means (a) investments in Cash Equivalents, (b) investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) the investments on the Closing Date set forth on Schedule 7.13, (e) investments permitted by Section 7.1, (f) Investments by Borrowers in other Borrowers and in Subsidiary Guarantors and (g) Investments by Subsidiary Guarantors in Borrowers or other Subsidiary Guarantors.

    "Permitted Liens" means (a) Lender's Liens, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Borrowers' business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business of Borrowers and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business of Borrowers, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) Liens with respect to the Real Property Collateral that are exceptions to the commitments for title insurance issued in connection with the Mortgages, as accepted by Lender, (l) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof by Borrowers, (m) Liens granted to secure Indebtedness under an Eligible Credit Facility, which Liens are subordinated on the terms set forth in the Intercreditor Agreement, (n) any renewal or replacement (or successive renewals or replacements), in whole or part, of Liens described in clause (c) above so long as such renewal or replacement does not encumber additional assets, (o) Liens in addition to the foregoing, that, in the aggregate, are secured by assets with a fair market value not in excess of $100,000 at any one time, and (p) Liens to secure Purchase Money Indebtedness incurred in connection with financing the cost of construction or build-out of new operating facilities for any Borrower, so long as such Lien attaches only to the assets purchased or acquired and the proceeds thereof.

    "Permitted Protest" means the right of Borrowers to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes without the prior written consent of Lender, or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrowers in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Lender's Liens on assets in excess of $25,000 in the aggregate.

    "Permitted Purchase Money Indebtedness" means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding not in excess of $7,500,000, excluding Purchase Money Indebtedness incurred after the Closing Date in connection with financing the cost of construction or build-out of new operating facilities of any Borrower.

    "Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

    "Personal Property Collateral" means all Collateral other than Real Property.

    "Projections" means Borrowers' forecasted (a) profit-and-loss statements, and (b) cash-flow statements, all prepared on a basis consistent with Borrowers' historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

    "Property Management" has the meaning set forth in the preamble hereto.

    "Purchase Money Indebtedness" means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred (a) at the time of the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof or (b) to finance the cost of construction or build-out of operating or administrative facilities; provided that in the case of (a) and (b), (i) the principal amount of such Indebtedness does not exceed 100% of such cost, including construction charges, (ii) any Lien securing such Indebtedness does not extend to or cover any other asset or property other than the asset or property being so acquired or improved and (iii) such Indebtedness is incurred, and any Liens with respect thereto are granted, within 180 days of the acquisition or improvement of such property or asset.

    "Real Property" means any estates or interests in real property now owned or hereafter acquired by any Borrower or any Subsidiary Guarantor and the improvements thereto.

    "Real Property Collateral" means the Closing Date Real Property Collateral and any Real Property hereafter acquired by any Borrower or any Subsidiary Guarantor in which the Collateral Agent is granted a Lender's Lien.

    "Record" means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

    "Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions described in 42 USC § 9601(23), (24) or (25).

    "Required Availability" means the sum of (i) amount, as of the date any determination thereof is to be made, equal to Availability minus the aggregate amount, if any, of all trade payables of Borrowers aged in excess of historical levels with respect thereto and all book overdrafts in excess of historical practices with respect thereto, in each case as determined by Lender in its Permitted Discretion, and (ii) unrestricted cash and Cash Equivalents in an amount of not less than $2,000,000.

    "Revolver Usage" means, as of any date of determination, the sum of (a) the extant amount of outstanding Advances, plus (b) the extant amount of the Letter of Credit Usage.

    "SEC" means the United States Securities and Exchange Commission and any successor thereto.

    "Securities Account" means a "securities account" as that term is defined in the Code.

    "Security Agreements" means the Closing Date Security Agreements and any other security agreement executed and delivered by Borrowers or any Subsidiary Guarantor in favor of Collateral Agent for the benefit of the parties named therein, the form and substance of which is satisfactory to Lender, which shall include a pledge of the Stock owned by each Borrower and each Subsidiary Guarantor.

    "Solvent" means, with respect to any Person on a particular date, that such Person is generally able to pay its debts as they become due.

    "Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock,

preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

    "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

    "Subsidiary Guarantors" means each Borrower's Subsidiaries other than Black Angus of Idaho and any Subsidiary of any Borrower which is a Controlled Foreign Corporation.

    "Taxes" has the meaning set forth in Section 16.5.

    "Terra" has the meaning set forth in the preamble hereto.

    "Total Debt" means Revolver Usage plus amounts due under the Notes and any Eligible Credit Facility.

    "Trustee" means BNY Western Trust Company, as trustee under the Indenture for the holders of the Notes.

    "Underlying Issuer" means a third Person that is the beneficiary of an L/C Undertaking and has issued a letter of credit at the request of Lender for the benefit of Borrowers.

    "Underlying Letter of Credit" means a letter of credit that has been issued by an Underlying Issuer.

    "Voidable Transfer" has the meaning set forth in Section 16.7.

    "Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.

    1.2  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto.

    1.3  Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

    1.4  Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

    1.5  Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.  LOAN AND TERMS OF PAYMENT.

    2.1  Revolver Advances.

      (a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Lender agrees to make advances (other than Obligations charged to Borrowers' Loan Account pursuant to this Agreement) in minimum increments of $500,000 ("Advances") to Borrowers in an amount at any one time outstanding not to exceed an amount equal to the least of (i) the Maximum Revolver Amount less the Letter of Credit Usage, (ii) seventy-five percent (75%) of the trailing twelve-month EBITDA, calculated monthly in accordance with 6.3(a)(ii)(A), less the Letter of Credit Usage and (iii) fifteen percent (15%) of the Enterprise Value less the Letter of Credit Usage (the "Borrowing Base").

      (b) Anything to the contrary in this Section 2.1 notwithstanding, Lender shall have the right to establish reserves in such amounts, and with respect to such matters, as Lender in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that any Borrower or any Subsidiary Guarantor is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, (ii) the amount of accrued and past due interest under the Notes, (iii) the amount of any "Excess Cash Flow Offer" (as defined in the Indenture) required to be made by Borrowers to the holders of the Notes pursuant to the Indenture that remains unpaid after the due date thereof and (iv) delinquent amounts owing by any Borrower or any Subsidiary Guarantor to any Person to the extent secured by a Lien on, or trust over, any of the Collateral or any other collateral securing the Obligations (other than any existing Permitted Lien set forth on Schedule P-1 that is specifically identified thereon as entitled to have priority over the Lender's Liens), which Lien or trust, in the Permitted Discretion of Lender likely would have a priority superior to the Lender's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral or any other collateral securing the Obligations.

      (c) Lender shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

      (d) Amounts borrowed pursuant to this Section may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

    2.2  [Intentionally Omitted].

    2.3  Borrowing Procedures and Settlements.

      (a) Procedure for Borrowing. Each Borrower hereby designates each Authorized Person as such Borrower's representative for requesting Borrowings under this Agreement. Each Borrowing shall be made by a request by an Authorized Person delivered to Lender (which notice must be received by Lender no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. In lieu of delivering the above-described request in writing, any Authorized Person may give Lender telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing within 24 hours of the giving of such notice.

      (b) Making of Advances. If Lender has received a timely request for a Borrowing in accordance with the provisions hereof, and subject to the satisfaction of the applicable terms and conditions set forth herein, Lender shall make the proceeds of such Advance available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds to the Concentration Account.

    2.4  Payments.

      (a) Payments by Borrowers. Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Lender's Account and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Lender later than 11:00 a.m. (California time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

      (b) Application.

        (i)  All payments shall be remitted to Lender and all such payments (other than payments received while no Default or Event of Default has occurred and is continuing and which relate to the payment of principal or interest of specific Obligations or which relate to the payment of specific fees), and all proceeds of Accounts or other Collateral received by Lender, shall be applied as follows:

          A.  first, to pay any Lender Expenses then due to Lender under the Loan Documents, until paid in full,

          B.  second, to pay any fees then due to Lender under the Loan Documents, until paid in full,

          C.  third, ratably to pay interest due in respect of the Advances until paid in full,

          D.  fourth, to pay the principal of all Advances until paid in full,

          E.  fifth, if an Event of Default has occurred and is continuing, to be held by Lender, as cash collateral in an amount up to 105% of the outstanding Letter of Credit Usage until paid in full,

          F.  sixth, to pay any other Obligations until paid in full, and

          G.  seventh, to Borrowers (to be wired to the Concentration Account) or such other Person entitled thereto under applicable law.

        (ii) In each instance, so long as no Default or Event of Default has occurred and is continuing, Section 2.4(b) shall not be deemed to apply to any payment by Borrowers specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

        (iii)     For purposes of the foregoing, "paid in full" means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

        (iv) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

    2.5  Overadvances.  If, at any time or for any reason, the amount of Obligations owed by Borrowers to Lender pursuant to Sections 2.1 and 2.12 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 or 2.12, (an "Overadvance"), Borrowers immediately shall pay to Lender, in cash, the amount of such excess, which amount shall be used by Lender to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to Lender as and when due and payable under the terms of this Agreement and the other Loan Documents.

    2.6  Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

      (a) Interest Rates. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the Base Rate plus the Base Rate Margin.

      (b) Letter of Credit Fee. Borrowers shall pay Lender a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) that shall accrue at a rate equal to 3% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

      (c) Default Rate. Upon the occurrence and during the continuation of an Event of Default,

        (i)  all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

        (ii) the Letter of Credit fee provided for above shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

      (d) Payment. Interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or obligation to extend credit hereunder are outstanding. Borrowers hereby authorize Lender, from time to time, without prior notice to Borrowers, to charge such interest and fees, all Lender Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document to Borrowers' Loan Account, which amounts thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be charged to Borrowers' Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the Advance Rate.

      (e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

      (f)  Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

    2.7  Collection of Accounts.

      (a) Borrowers shall, immediately but not later than thirty (30) days after the Closing Date, and shall cause each of its Subsidiaries to, (i) cause all cash in excess of $5,000 received by

  Borrowers or any of its Subsidiaries at any of their respective restaurant locations to be deposited on each Business Day into the accounts designated on Schedule 2.7 as "Local Depository Accounts, " (ii) deposit or send by electronic funds transfer (including, but not limited to, ACH transfers) amounts in such Local Depository Account to the Concentration Account on a regular basis consistent with past practices and (iii) instruct its Account Debtors and other obligors (including credit card processors) to remit all Collections directly to the Concentration Account via electronic funds transfer (including, but not limited to ACH transfers) on each Business Day. In addition, Borrowers agree, and agree to cause each of their respective Subsidiaries, to deposit promptly into the Concentration Account all other Collections and other amounts received directly by such Person from any such Account Debtor or any other source. With respect to such bank accounts that are Bank Agency Accounts, each Borrower or its Subsidiary, as applicable, Collateral Agent and the Bank Agency Account Banks shall enter into Bank Agency Agreements.

      (b) Schedule 2.7 identifies all contracts to which any Borrower or any of its Subsidiaries is a party with respect to the payment to such Person of the proceeds of all credit card charges for sales by such Person. With respect to each such contract, such Borrower or its Subsidiary, as applicable, shall enter into a Credit Card Agreement with the applicable credit card processor and Collateral Agent. Borrowers shall not, and shall cause their respective Subsidiaries not to, attempt to change any direction or designation set forth in the Credit Card Agreements regarding payment or charges without the prior written consent of Lender, and it will not establish any other arrangement with respect to credit-card charges unless, contemporaneously with such establishment, it delivers to Collateral Agent a Credit Card Agreement with respect thereto.

      (c) Neither any Borrower nor any of its Subsidiaries shall open or maintain any deposit account with any bank or other financial institution other than the Bank Agency Accounts and the other accounts listed on Schedule 2.7; provided, that Borrowers may amend Schedule 2.7 so long as prior to the opening of any new account the applicable Borrower or its Subsidiary shall deliver a Bank Agency Agreement to Collateral Agent.

    2.8  Crediting Payments.  The receipt of any payment item by Lender shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Lender's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into the Lender's Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Lender's Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

    2.9  Concentration Account.  Lender is authorized to make the Advances and Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Concentration Account with the Concentration Account Bank for the purpose of receiving the proceeds of the Advances, requested by Borrowers and made by Lender hereunder. Unless otherwise agreed by Lender and Borrowers, any Advance, requested by Borrowers and made by Lender hereunder shall be made to the Concentration Account.

    2.10  Maintenance of Loan Account; Statements of Obligations.  Lender shall maintain an account on its books in the name of Borrowers (the "Loan Account") on which Borrowers will be charged with all Advances made by Lender to Borrowers or for Borrowers' account, the Letters of Credit issued by Lender for Borrowers' account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Lender from Borrowers or for Borrowers' account. Lender shall render statements regarding the Loan Account to Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and Lender unless, within 30 days after the later of (i) receipt thereof by Borrowers or (ii) receipt of documentation requested by Borrowers within 30 days of receipt of the statement by Borrowers, Borrowers shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

    2.11  Fees.  Borrowers shall pay to Lender the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):

      (a) Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee in an amount equal to 0.375% per annum times the result of (a) the Maximum Revolver Amount, less (b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month,

      (b) [Intentionally Omitted].

      (c) Audit, Appraisal, and Valuation Charges. Audit, appraisal, and valuation fees and charges as follows, (i) a fee of $850 per day, per auditor, plus out-of-pocket expenses for each financial audit of Borrowers performed by personnel employed by Lender, (ii) a fee of $1,500 per day per appraiser, plus out-of-pocket expenses, for each appraisal of the Collateral, or any other collateral securing the Obligations, performed by personnel employed by Lender, and (iii) the actual charges paid or incurred by Lender if it elects to employ the services of one or more third Persons to perform financial audits of Borrowers, to appraise the Collateral or any other collateral securing the Obligations, or any portion thereof, or to assess Borrowers' business valuation; provided, however, that so long as no Default or Event of Default exists, Lender shall conduct no more than three (3) audits per calendar year and no more than one (1) appraisal of the Enterprise Value per calendar year.

      (d) Commitment Fee. Borrowers shall pay to Lender a commitment fee of $450,000 on the Closing Date, which commitment fee shall be fully earned as of the Closing Date.

      (e) Servicing Fee. Borrowers shall pay on the first day of each month immediately following the Closing Date a servicing fee to Lender in an amount equal to $5,000.

    2.12  Letters of Credit.

      (a) Subject to the terms and conditions of this Agreement, Lender agrees to issue letters of credit for the account of Borrowers (each, an "L/C") or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an "L/C Undertaking") with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, such issuing bank to be Wells Fargo) for the account of Borrowers. To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), Borrowers shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by Lender) to Lender (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking. If requested by Lender, Borrowers also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C

  Undertaking. Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit:

        (i)  the Letter of Credit Usage would exceed the Borrowing Base less the amount of outstanding Advances, or

        (ii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the amount of outstanding Advances.

  Borrowers and Lender acknowledge and agree that certain Underlying Letters of Credit, at Borrowers' election, may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall have an expiry date no later than 14 days prior to the Maturity Date and all such Letters of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Lender by paying to Lender an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Borrowers shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Borrowers prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Borrowers receive such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the Advance Rate under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers' obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance.

      (b) Borrowers, jointly and severally, hereby agree to indemnify, save, defend, and hold Lender harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by Lender arising out of or in connection with any Letter of Credit; provided, however, that Borrowers shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of Lender. Borrowers agree to be bound by the Underlying Issuer's regulations and interpretations of any Underlying Letter of Credit or by Lender's interpretations of any L/C issued by Lender to or for Borrowers' account, even though this interpretation may be different from Borrowers' own, and Borrowers understand and agrees that Lender shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers' instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrowers understand that the L/C Undertakings may require Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Borrowers, jointly and severally, hereby agree to indemnify, save, defend, and hold Lender harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Lender under any L/C Undertaking as a result of Lender's indemnification of any Underlying Issuer; provided, however, that Borrowers shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of Lender.

      (c) Borrowers hereby authorize and direct any Underlying Issuer to deliver to Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

      (d) Any and all charges, commissions, fees, and costs incurred by Lender relating to Underlying Letters of Credit shall be Lender Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Lender for the account of Lender; it being acknowledged and agreed by Borrowers that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

      (e) If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

        (i)  any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

        (ii) there shall be imposed on the Underlying Issuer or Lender any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

  and the result of the foregoing is to increase, directly or indirectly, the cost to Lender of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by Lender, then, and in any such case, Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay on demand such amounts as Lender may specify to be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the Advance Rate. The determination by Lender of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

    2.13  [Intentionally Omitted].

    2.14  Capital Requirements.  If, after the date hereof, Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), the effect of reducing the return on Lender's or such holding company's capital as a consequence of Lender's obligations hereunder to a level below that which Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by Lender to be material, then Lender may notify Borrowers thereof. Following receipt of such notice, Borrowers agree to pay Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by Lender of a statement in the amount and setting forth in reasonable detail Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest or demonstrable error). In determining such amount, Lender may use any reasonable averaging and attribution methods.

3.  CONDITIONS; POST-CLOSING COVENANTS; TERM OF AGREEMENT.

    3.1  Conditions Precedent to the Initial Extension of Credit.  The obligation of Lender to make the initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Lender, of each of the conditions precedent set forth below:

      (a) Lender shall have received all financing statements or financing statement amendments required by Lender, duly executed by Borrowers, and Lender shall have received searches reflecting the filing of all such financing statements or amendments, as applicable;

      (b) Lender shall have received each of the following documents, in form and substance satisfactory to Lender, duly executed, and each such document shall be in full force and effect:

        (i)  the Closing Date Bank Agency Agreement,

        (ii) the Closing Date Intercreditor Agreement,

        (iii) the Disbursement Letter,

        (iv) the Due Diligence Letter,

        (v) the Closing Date Security Agreements,

        (vi) [intentionally omitted],

        (vii) the Closing Date Mortgages,

        (viii) the Officers' Certificate,

        (ix) the Litigation Certificate,

        (x) the Closing Date Intellectual Property Security Agreements,

        (xi) a letter from the Collateral Agent confirming that the Collateral Agent has possession and control of the stock certificates representing the shares of Stock pledged under the Security Agreements, as well as stock powers with respect thereto endorsed in blank,

        (xii) the Pay-Off Letter, together with UCC termination statements and other documentation evidencing the termination by Existing Lenders of their Liens in and to the properties and assets of Borrowers and each Subsidiary Guarantor, and

        (xiii) any additional documents that may be reasonably required by Lender;

      (c) Lender shall have received a certificate from the Secretary of each Borrower attesting to the resolutions of such Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party and authorizing specific officers of such Borrower to execute the same;

      (d) Lender shall have received copies of each Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Borrower;

      (e) Lender shall have received a certificate of status with respect to each Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction;

      (f)  Lender shall have received certificates of status with respect to each Borrower, each dated within 50 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions;

      (g) [intentionally omitted];

      (h) [intentionally omitted];

      (i)  [intentionally omitted];

      (j)  [intentionally omitted];

      (k) Lender shall have received a certificate of insurance issued in favor of the Collateral Agent and Lender and a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Lender;

      (l)  Lender shall have received an opinion of (i) Borrowers' counsel and (ii) Trustee's counsel, each in form and substance satisfactory to Lender;

      (m) Borrowers shall have the Required Availability after giving effect to the initial extensions of credit hereunder;

      (n) Lender shall have completed its business, legal, and collateral due diligence, including, without limitation, (i) a collateral audit and review of Borrowers' books and records and verification of Borrowers' representations and warranties to Lender, the results of which shall be satisfactory to Lender, (ii) an inspection of each of the locations where Inventory is located, the results of which shall be satisfactory to Lender and (iii) a review of the Indenture and other material agreements, the results of which shall be satisfactory to Lender;

      (o) Lender shall have received and reviewed Borrowers' Closing Date Business Plan;

      (p) Borrowers shall have paid all Lender Expenses incurred in connection with the transactions evidenced by this Agreement based on estimates, to the extent available, provided to Borrowers prior to Closing;

      (q) Lender shall have received copies of each of the Indenture and all documents executed in connection therewith, together with a certificate of the Secretary of Borrowers certifying each such document as being a true, correct, and complete copy thereof;

      (r) Borrowers shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrowers of this Agreement or any other Loan Document or with the consummation of the transactions contemplated hereby and thereby;

      (s) Lender shall have received an audit survey and due diligence report prepared by Arthur Andersen LLP, the results of which are acceptable to Lender;

      (t)  Lender shall have received from a third-party appraiser acceptable to Lender a report stating the Enterprise Value, the results of which are satisfactory to Lender in its sole discretion;

      (u) no Material Adverse Change from the date of ARG's last audited financial statements shall have occurred; provided, however, no Material Adverse Change shall be deemed to have occurred since such financial statements if such Material Adverse Change is the result of the effects of the terrorist attacks on the United States on September 11, 2001 or any hostilities between the United States and any country believed to be harboring or supporting terrorists that perpetrated such attacks; and

      (v) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Lender.

    3.2 Conditions Subsequent to the Initial Extension of Credit. The obligation of Lender to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below:

      (a) within 30 days of the Closing Date, Borrowers shall deliver to Lender certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Lender and its counsel;

      (b) within 45 days of the Closing Date, Borrowers shall deliver to Lender the fully executed Bank Agency Agreements for each Local Depository Account and a Bank Agency Agreement between Lender, Borrowers and the Concentration Account Bank with respect to the Concentration Account, and Credit Card Agreements, each of which shall be satisfactory to Lender and its counsel;

      (c) within 5 days after the Closing Date, Lender shall have received a leasehold mortgagee title insurance policies issued by First American Title Insurance Company in favor of Collateral Agent for the Closing Date Real Property Collateral (each a "Mortgage Policy" and, collectively, the "Mortgage Policies"), assuring Lender that the Closing Date Mortgages are valid and enforceable leasehold mortgage Liens securing the Obligations, free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies otherwise shall be in form and substance satisfactory to Lender; and

      (d) within 30 days of the Closing Date, Borrowers shall deliver to Lender an executed Collateral Access Agreement for Borrowers' headquarters located at 4410 El Camino Real, Suite 201, Los Altos, California 94022.

    3.3 Conditions Precedent to all Extensions of Credit. The obligation of Lender to make all Advances (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

      (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date),

      (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof,

      (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, any Subsidiary Guarantor of Borrowers or Lender, and

      (d) no Material Adverse Change from the date of ARG's last quarterly financial statements; provided that with respect to the quarterly financial statements dated on or prior to December 31, 2001 no Material Adverse Change shall be deemed to have occurred since such financial statements if such Material Adverse Change is the result of the effects of the terrorist attacks on the United States on September 11, 2001 or any hostilities between the United States and any country believed to be harboring or supporting terrorists that perpetrated such attacks.

    3.4 Term. This Agreement shall become effective upon the execution and delivery hereof by Borrowers and Lender and shall continue in full force and effect for a term ending on December 12, 2005 (the "Maturity Date"). The foregoing notwithstanding, Lender, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

    3.5 Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to outstanding Letters of Credit) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrowers of their duties, Obligations, or covenants hereunder and the Lender's Liens in the Collateral and any other collateral securing the Obligations shall remain in effect until all Obligations have been fully and finally discharged and Lender's obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged and Lender's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Lender will, at Borrowers' sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Lender's Liens and all notices of security interests and liens previously filed by Lender with respect to the Obligations.

    3.6 Early Termination by Borrowers. Borrowers have the option, at any time upon 90 days' prior written notice by Borrowers to Lender, to terminate this Agreement by paying to Lender, in cash, the Obligations (including either (i) providing cash collateral to be held by Lender in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Lender), in full together with the Applicable Prepayment Premium. If Borrowers have sent a notice of termination pursuant to the provisions of this Section, then Lender's obligations to extend credit hereunder shall terminate and Borrowers shall be obligated to repay the Obligations (including either (i) providing cash collateral to be held by Lender in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Lender) in full together with the Applicable Prepayment Premium on the date set forth as the date of termination of this Agreement in such notice. In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any other reason, including (a) termination upon the election of Lender to terminate after the occurrence of an Event of Default, (b) foreclosure and sale of Collateral and other collateral securing the Obligations, (c) sale of the Collateral and other collateral securing the Obligations in any Insolvency Proceeding, or (iv) restructure, reorganization or compromise of the Obligations by the confirmation of a plan of reorganization, or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to Lender or profits lost by Lender as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of Lender, Borrowers shall pay the Applicable Prepayment Premium to Lender, measured as of the date of such termination.

4.  COLLATERAL.

    Repayment of each Advance and performance of all other Obligations and duties owed by Borrowers and each Subsidiary Guarantor under this Agreement and the other Loan Documents is secured by all property and rights of Borrowers and each Subsidiary Guarantor in which such Persons have granted, or in the future grant, a security interest of any nature to Collateral Agent as security for each such Person's obligations to Lender as described in, and subject to, the Intercreditor Agreement. Lender (and its officers, employees, or agents) shall have the right, from time to time hereafter to inspect the Books and to check, test, and appraise the Collateral in order to verify Borrowers' financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

5.  REPRESENTATIONS AND WARRANTIES.

    In order to induce Lender to enter into this Agreement, Borrowers make the following representations and warranties to Lender which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to a specific date) and such representations and warranties shall survive the execution and delivery of this Agreement:

    5.1 [Intentionally Omitted].

    5.2 [Intentionally Omitted].

    5.3 [Intentionally Omitted].

    5.4 [Intentionally Omitted].

    5.5 [Intentionally Omitted].

    5.6 [Intentionally Omitted].

    5.7 [Intentionally Omitted].

    5.8 Due Organization and Qualification; Subsidiaries.

      (a) Each Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

      (b) Set forth on Schedule 5.8(b), is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.8(b), (i) there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower's capital Stock, including any right of conversion or exchange under any outstanding security or other instrument and (ii) no Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

      (c) Set forth on Schedule 5.8(c), is a complete and accurate list of each Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of its organization; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by such Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable. No Borrower's direct or indirect Subsidiaries is a Controlled Foreign Corporation except as indicated on Schedule 5.8(c).

      (d) Except as set forth on Schedule 5.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower's Subsidiaries' capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither any Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of such Borrower's Subsidiaries' capital Stock or any security convertible into or exchangeable for any such capital Stock.

    5.9 Due Authorization; No Conflict.

      (a) The execution, delivery, and performance by each Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Borrower.

      (b) The execution, delivery, and performance by each Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal,

  state, or local law or regulation applicable to such Borrower, the Governing Documents of such Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on such Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Borrower, other than Permitted Liens, or (iv) require any approval of such Borrower's stockholders or any approval or consent of any Person under any material contractual obligation of such Borrower.

      (c) Other than the filing of financing statements, fixture filings, and Mortgages, the execution, delivery, and performance by each Borrower of this Agreement and the Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

      (d) This Agreement and the other Loan Documents to which each Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

      (e) The Lender's Liens are validly created, perfected, and first-priority Liens, subject only to Permitted Liens.

      (f)  The execution, delivery, and performance by each Subsidiary Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Subsidiary Guarantor.

      (g) The execution, delivery, and performance by each Subsidiary Guarantor of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Subsidiary Guarantor, the Governing Documents of such Subsidiary Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Subsidiary Guarantor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Subsidiary Guarantor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Subsidiary Guarantor, other than Permitted Liens, or (iv) require any approval of such Subsidiary Guarantor's stockholders or any approval or consent of any Person under any material contractual obligation of such Subsidiary Guarantor.

      (h) The execution, delivery, and performance by each Subsidiary Guarantor of the Loan Documents to which such Subsidiary Guarantor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

      (i)  The Loan Documents to which each Subsidiary Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Subsidiary Guarantor will be the legally valid and binding obligations of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

    5.10 Litigation. Other than those matters disclosed in the Litigation Certificate, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrowers, threatened against any

Borrower, or any Subsidiary of a Borrower, as applicable, except for (a) matters that are fully covered by insurance (subject to reasonable deductibles and self-insured retentions), and (b) matters arising after the Closing Date that, if decided adversely to any Borrower, or any Subsidiary of a Borrower, as applicable, reasonably could not be expected to result in a Material Adverse Change.

    5.11 No Material Adverse Change. All financial statements relating to Borrowers and each Subsidiary of Borrowers that have been delivered by Borrowers to Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrowers' (or each such Subsidiary's, as applicable) financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to any Borrower or any Subsidiary Guarantor from the date of Borrowers' last quarterly financial statements; provided that with respect to the quarterly financial statements dated on or prior to December 31, 2001 no Material Adverse Change shall be deemed to have occurred since such financial statements if such Material Adverse Change is the result of the effects of the terrorist attacks on the United States on September 11, 2001 or any hostilities between the United States and any country believed to be harboring or supporting terrorists that perpetrated such attacks.

    5.12 Fraudulent Transfer.

      (a) (i) Borrowers and their respective Subsidiaries, on a consolidated basis, are Solvent and (ii) Enterprises is Solvent.

      (b) No transfer of property is being made by any Borrower or any Subsidiary of any Borrower and no obligation is being incurred by any Borrower or any such Subsidiary in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Borrower or any such Subsidiary.

    5.13 Employee Benefits. No Borrower, any of its Subsidiaries, nor any of their respective ERISA Affiliates, maintains or contributes to any Benefit Plan.

    5.14 Environmental Condition. Except as set forth on Schedule 5.14, (a) to Borrowers' knowledge, no Borrower's nor any of its Subsidiary's assets has ever been used by any Borrower or by any Borrower's Subsidiaries or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Borrowers' knowledge, no Borrower's nor any of its Subsidiaries' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Borrower has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by any Borrower or any of its Subsidiaries and (d) no Borrower has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Borrower or any of its Subsidiaries resulting in the releasing or disposing of Hazardous Materials into the environment.

    5.15 Brokerage Fees. Borrowers have not utilized the services of any broker or finder in connection with Borrowers' obtaining financing from Lender under this Agreement, and no brokerage commission or finder's fee is payable by Borrowers in connection herewith.

    5.16 Intellectual Property. Each Borrower and each of its Subsidiaries owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its respective business as currently conducted. Attached hereto as Schedule 5.16 is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which any Borrower and each of its Subsidiaries is the owner or is an exclusive licensee.

    5.17 Leases. Each Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases material to the business of such Borrower and its Subsidiaries and to which it is a party or under which it is operating. All of such leases are valid and subsisting and no material default by such Borrower or any of its Subsidiaries exists under any of them.

    5.18 Black Angus of Idaho. Black Angus of Idaho holds no assets other than (i) leasehold interests in the Real Property related to any restaurant in Idaho operated by Enterprises and (ii) liquor licenses issued to Black Angus of Idaho.

    5.19 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Borrowers and their respective Subsidiaries in writing to Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrowers in writing to Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Business Plan represents Borrowers' good-faith best estimate of its future performance for the periods covered thereby.

    5.20 Indebtedness. Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of each Borrower and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof.

6.  AFFIRMATIVE COVENANTS.

    Borrowers covenant and agree that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, each Borrower shall do all of the following:

    6.1 Accounting System. Maintain, and cause each of its Subsidiaries to maintain, a system of accounting that enables such Borrower and such Subsidiary to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Lender.

    6.2 Collateral Reporting. Provide Lender with the following documents at the following times in form satisfactory to Lender:

Within 30 days (45 days in the case of a month that is the end of one of the first 3 fiscal quarters in a fiscal year) after the end of each month during each of Borrowers' fiscal years)	a calculation of the Borrowing Base pursuant to Section 2.1,
Quarterly	a report regarding Borrowers' accrued, but unpaid, ad valorem real property, sales and payroll taxes,
Upon request by Lender	such other reports as to the Collateral, or the financial condition of Borrowers as Lender may request.

    6.3 Financial Statements, Reports, Certificates. Deliver to Lender:

      (a) as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of the first 3 fiscal quarters in a fiscal year) after the end of each month during each of Borrowers' fiscal years,

        (i)  a company-prepared unaudited consolidated (and, to the extent available, consolidating) balance sheet, income statement, and statement of cash flow covering Borrowers' operations during such period,

        (ii) a certificate signed by an Authorized Person to the effect that:

          A. the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to quarter and year-end audit adjustments) and fairly present in all material respects the financial condition of Borrowers, and

          B. there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrowers have taken, are taking, or proposes to take with respect thereto), and

        (iii) for each month that is the date on which a financial covenant in Section 7.20 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.20, and

      (b) as soon as available, but in any event within 90 days after the end of each of Borrowers' fiscal years,

        (i)  consolidated financial statements of ARG and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Lender and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants' letter to management),

        (ii) a certificate of such accountants addressed to Lender stating that such accountants do not have knowledge of the existence of any Default or Event of Default under Section 7.20,

      (c) as soon as available, but in any event within 30 days prior to the start of each of Borrowers' fiscal years, copies of ARG's consolidated Projections, comparable in scope and underlying assumptions to the Closing Date Business Plan or in scope and containing underlying assumptions reasonably satisfactory to Lender, for the forthcoming 2 years or lesser period of time until the Maturity Date, year by year, and for the forthcoming fiscal year, month by month, certified by an Authorized Person as being such Authorized Person's good-faith best estimate of the financial performance of Borrowers during the period covered thereby,

      (d) if and when filed by any Borrower or its Subsidiaries, as applicable,

        (i)  10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

        (ii) any other filings made by any Borrower with the SEC,

        (iii) if requested by Lender, copies of Borrowers' and its Subsidiaries' federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service, and

        (iv) any other information that is provided by any Borrower to its shareholders generally,

      (e) if and when filed by any Borrower or any of its Subsidiaries and as requested by Lender, satisfactory evidence of payment of applicable taxes in each jurisdictions in which (i) such

  Borrower or such Subsidiary conducts business or is required to pay any such tax, (ii) where such Borrower's or such Subsidiary's failure to pay any such applicable tax would result in a Lien on the properties or assets of such Borrower or such Subsidiary, or (iii) where such Borrower's or such Subsidiary's failure to pay any such applicable tax reasonably could be expected to result in a Material Adverse Change,

      (f)  as soon as Borrowers have knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrowers propose to take with respect thereto, and

      (g) upon the request of Lender, any other report reasonably requested relating to the financial condition of Borrowers or their respective Subsidiaries.

      In addition to the financial statements referred to above, Borrowers agree to deliver financial statements prepared on both a consolidated (and, to the extent available, consolidating) basis and each agrees that no Subsidiary of any Borrower will have a fiscal year different from that of ARG. ARG agrees on behalf of itself and its Subsidiaries that its independent certified public accountants are authorized to communicate with Lender and to release to Lender (with a copy to Borrowers) whatever financial information concerning any Borrower or its Subsidiaries that Lender reasonably may request. ARG waives for itself and its Subsidiaries the right to assert a confidential relationship, if any, they may have with any accounting firm or service bureau in connection with any information requested by Lender pursuant to or in accordance with this Agreement, and agrees that Lender may contact directly any such accounting firm or service bureau in order to obtain such information.

    6.4 Subsidiary Guarantor Reports. Cause each Subsidiary Guarantor to deliver its annual financial statements when available.

    6.5 Intentionally Omitted.

    6.6 Maintenance of Properties. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct to its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

    6.7 Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against such Borrower, any of its Subsidiaries or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest or as a result of findings of an audit conducted by the recipient of such taxes. Each Borrower will, and will cause each of its Subsidiaries to, make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that such Borrower and its Subsidiaries has made such payments or deposits. Upon Lender's request, each Borrower shall deliver to Lender satisfactory evidence of payment of applicable excise taxes by such Borrower and each of its Subsidiaries in each jurisdiction in which such Borrower or such Subsidiary is required to pay any such excise tax.

    6.8 Insurance.

      (a) At ARG's or its Subsidiaries' expense, maintain insurance respecting its and its Subsidiaries' property and assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as are insured against in Borrowers' prudent business judgment. Each Borrower shall, and shall cause each of the Subsidiary Guarantors to, maintain business interruption, public liability, and product liability insurance. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Lender. Within thirty (30) days of the Closing Date, Borrowers shall deliver to Lender copies of (i) the commercial general liability and excess general liability policies with policy periods in effect on the Closing Date and (ii) property policies with policy periods in effect on the Closing Date with a satisfactory lender's loss payable endorsement naming Collateral Agent, for the benefit of Lender, as loss payee. All such commercial general liability policies will name Collateral Agent and Lender as additional insureds with respect to claims asserted against either of them with respect to the legal liability of any Borrower or any Subsidiary Guarantor. The policies of insurance, endorsements, or certificates evidencing such insurance delivered to Lender shall contain a clause requiring not less than 30 days' prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever.

      (b) Borrowers shall give Lender prompt notice of any property loss in excess of $250,000. Lender reserves the right, exercisable upon Lender's delivery of written notice to Borrowers, to direct the Collateral Agent to adjust any property loss in excess of $50,000 payable to Borrowers under any insurance policy. Subject to any requirements in any lease to which any Borrower is a party or any Permitted Lien relating to any property that is damaged or destroyed, any monies received as payment for any such property loss under any insurance policy mentioned above or as payment of any award or compensation for condemnation or taking by eminent domain shall be paid over to Collateral Agent to be applied at the option of Lender either to the prepayment of the Obligations or shall be disbursed to the applicable Borrower or its applicable Subsidiary under payment terms reasonably satisfactory to Lender. Any repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.

      (c) No Borrower will, nor will it permit any Subsidiary to, take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless such insurance complies with Section 6.8(a). Borrowers immediately shall notify Lender whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and, at the request of Lender, copies of such policies or certificates evidencing such insurance promptly shall be provided to Lender.

    6.9 [Intentionally Omitted].

    6.10 Compliance with Laws. Comply, and cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders for which non-compliance, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

    6.11 Leases. Pay, and cause each of its Subsidiaries to pay, when due all rents and other amounts payable under any leases to which any Borrower or such Subsidiary is a party or by which any Borrower's or such Subsidiary's properties and assets are bound, unless such payments are the subject of a Permitted Protest.

    6.12 Real Estate. Prior to entering into any lease or other arrangement (a "New Lease") for a new restaurant for any Borrower or any Subsidiary Guarantor, Borrowers shall notify Lender and use commercially reasonable efforts to cause the other party to such lease or other arrangement to permit a Lender's Lien. Upon entering into any New Lease pursuant to which a Lender's Lien is permitted, the applicable Borrower or Subsidiary Guarantor shall execute and deliver to Collateral Agent, for the benefit of Lender, a Mortgage. No Borrower shall change its chief executive office unless it shall have delivered to Lender a Collateral Access Agreement with respect to such new location of its chief executive office.

    6.13 Existence. At all times preserve and keep, and cause each of its Subsidiaries other than any Controlled Foreign Corporation to preserve and keep, in full force and effect, such Borrower's and such Subsidiary's valid existence and good standing and any rights and franchises material to such Borrower's and such Subsidiary's businesses, unless the assets or stock of such Subsidiary is no longer subject to Lender's Liens.

    6.14 Environmental.

      (a) Keep, and cause each of its Subsidiaries to keep, any property either owned or operated by such Borrower or such Subsidiary free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, and cause each of its Subsidiaries to comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests, (c) promptly notify Lender of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by such Borrower or any of its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide Lender with written notice within 10 days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of such Borrower or any of its Subsidiaries, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against such Borrower or any of its Subsidiaries, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

    6.15 Disclosure Updates. Promptly and in no event later than 5 Business Days after an Authorized Person obtains actual knowledge thereof, (a) notify Lender if any written information, exhibit, or report furnished to Lender contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.

7.  NEGATIVE COVENANTS.

    Borrowers covenant and agree that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, no Borrower will do any of the following without Lender's prior written consent:

    7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to, and shall cause each of its Subsidiaries' not to create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to, any Indebtedness, except:

      (a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

      (b) Indebtedness set forth on Schedule 5.20,

      (c) Permitted Purchase Money Indebtedness,

      (d) Indebtedness under an Eligible Credit Facility,

      (e) performance bonds, appeal bonds, surety bonds, insurance obligations or bonds and similar bonds or obligations incurred in the ordinary course of business,

      (f)  Indebtedness owed by (i) a Subsidiary Guarantor to a Borrower, (ii) a Borrower to a Subsidiary Guarantor or (iii) a Borrower to another Borrower; provided that in each such instance such Indebtedness is evidenced by promissory notes pledged to the Collateral Agent,

      (g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within three Business Days of incurrence,

      (h) Indebtedness represented by guarantees by any Borrower of Indebtedness otherwise permitted to be incurred pursuant to this Section 7.1 and Indebtedness represented by guarantees by a Subsidiary Guarantor of Indebtedness of any Borrower or another Subsidiary Guarantor otherwise permitted to be incurred pursuant to this Section 7.1, and

      (i)  refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Lender's judgment, materially impair the prospects of repayment of the Obligations by Borrowers or materially impair Borrowers' creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to Borrowers, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness.

    7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to, and shall cause each of its Subsidiaries not to create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to, any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(i) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

    7.3 Restrictions on Fundamental Changes.

      (a) Enter into, and shall cause each of its Subsidiaries not to enter into, any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock.

      (b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), and shall cause each of its Subsidiaries not to liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or adopt a plan relating to the dissolution or liquidation of any Borrower or any Subsidiary Guarantor.

      (c) Except for Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, and shall cause each of its Subsidiaries not to convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

      (d) (i) Create or acquire, and shall cause each of its Subsidiaries not to create or acquire, any Subsidiaries, (ii) acquire, and shall cause each of its Subsidiaries not to acquire, in one or a series of related transactions, the assets of any other Person, which assets have a purchase price in excess of $2,000,000 or consist of more than one operating facility of such other Person or (iii) acquire, and shall cause each of its Subsidiaries not to acquire any assets other than assets to be used in the Borrowers' or its Subsidiaries current steakhouse business.

      (e) Permit Black Angus of Idaho to engage in any business activities of any kind or nature other than (i) any business activities referred to in Section 5.18 hereof and (ii) holding any licenses, franchises or other permits necessary for the Borrowers and the Subsidiary Guarantors to conduct business in Idaho.

    Notwithstanding the foregoing provisions of this Section 7.3, this Section 7.3 shall not prevent (i) any Borrower from being merged with or into any other Borrower or Subsidiary Guarantor, (ii) any Subsidiary Guarantor from being merged with or into any Borrower or other Subsidiary Guarantor, (iii) any Borrower from disposing any or all of its assets to any other Borrower or any Subsidiary Guarantor or (iv) any Subsidiary Guarantor from disposing any or all of its assets to any Borrower or other Subsidiary Guarantor; provided that in each instance the surviving entity contemporaneously therewith complies with all provisions of the Security Agreement to which it is a party.

    7.4 Disposal of Assets. Other than Permitted Dispositions or as permitted by Section 7.3, convey, sell, lease, license, assign, transfer, or otherwise dispose of, and shall cause each of its Subsidiaries not to convey, sell, lease, license, assign, transfer, or otherwise dispose of, any of its assets.

    7.5 [Intentionally Omitted].

    7.6 [Intentionally Omitted].

    7.7 Nature of Business. Make any change in, and shall cause each of its Subsidiaries not to make any change in, the principal nature of its business.

    7.8 Prepayments and Amendments.

      (a) Except in connection with a refinancing permitted by Section 7.1(i), prepay, redeem, defease, purchase, or otherwise acquire, and shall cause each of its Subsidiaries not to prepay, redeem, defease, purchase, or otherwise acquire, any of Borrowers' or such Subsidiary's Indebtedness, other than the Obligations in accordance with this Agreement; provided, however, that ARG may make repurchases of the Indebtedness under the Notes so long as (i) such prepayment is required under the Indenture in effect on the Closing Date, and any amendments to the Indenture consented to by Lender, and (ii) no Default or Event of Default exists and is continuing; and

      (b) Except in connection with a refinancing permitted by Section 7.1(i), directly or indirectly, amend, modify, alter, increase, or change, and shall cause each of its Subsidiaries not to, directly or indirectly, amend, modify, alter, increase, or change, any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b) or (c).

    7.9 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

    7.10 Consignments. (i) Consign any Inventory, other than Inventory with a value, together with all Inventory consigned by any Subsidiaries, in excess of $100,000 in the aggregate, that is subject to Lender's Liens, or (ii) sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale, and shall cause each of its Subsidiaries not to (x) consign any Inventory, other than Inventory with a value, together with all Inventory consigned by Borrowers, in excess of $100,000 in the aggregate, that is subject to Lender's Liens, or (y) sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

    7.11 Distributions. Except with respect to Stock held by other Borrowers, make any distribution or declare or pay any dividends (in cash or other property, other than common or preferred Stock) on, or purchase, acquire, redeem, or retire any Stock of any Borrower, of any class, whether now or hereafter outstanding, except for the repurchase of such Borrower's Stock held by former employees of such Borrower or one of its Subsidiaries in an amount not to exceed $250,000 in the aggregate in any fiscal year.

    7.12 Accounting Methods. Modify or change, and shall cause each of its Subsidiaries not to modify or change, its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate, and shall cause each of its Subsidiaries not to enter into, modify, or terminate, any agreement currently existing, or at any time hereafter entered into with any third-party accounting firm or service bureau for the preparation or storage of Borrowers' or such Subsidiary's accounting records without said accounting firm or service bureau agreeing to provide Lender information regarding the Collateral or any other collateral securing the Obligations or Borrowers' or such Subsidiary's financial condition.

    7.13 Investments. Directly or indirectly make or acquire any Investment, except for Permitted Investments, or incur any Indebtedness in connection with any Investment other than such permitted by Section 7.1, and shall cause each of its Subsidiaries not to, directly or indirectly, make or acquire any Investment, except for Permitted Investments, or incur any Indebtedness in connection with any Investment, other than such permitted by Section 7.1; provided, however, that no Borrower nor any Subsidiary shall have Permitted Investments in cash or Cash Equivalents (other than in accounts subject to Bank Agency Agreements or other agreement satisfactory to Lender in its sole discretion) in excess of $500,000 in the aggregate outstanding at any one time unless such Borrower or its applicable Subsidiary and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments, as Lender shall determine in its Permitted Discretion, to perfect (and further establish) the Lender's Liens in such Permitted Investments.

    7.14 Transactions with Affiliates. Directly or indirectly enter into or permit to exist, and shall cause each of its Subsidiaries not to directly or indirectly enter into or permit to exist, any transaction with any Affiliate of any Borrower (other than another Borrower or a Subsidiary Guarantor) or any of its Subsidiaries, except for transactions that are in the ordinary course of such Borrower's or its Subsidiaries' respective business, upon fair and reasonable terms, that are fully disclosed to Lender, and that are no less favorable to such Borrower or its applicable Subsidiary than would be obtained in an arm's length transaction with a non-Affiliate; provided, however, notwithstanding the foregoing provisions of this Section 7.14, so long as ARG Holdings, Inc. ("Holdings") owns Stock of ARG, this Section 7.14 shall not prevent Borrowers from making payments to Holdings of not more than $20,000 in the aggregate for any fiscal year to assist Holdings in the preparation of its tax returns.

    7.15 Suspension. Suspend or go out of a substantial portion of its business, and shall cause each of its Subsidiaries not to suspend or go out of a substantial portion of its business.

    7.16 Intentionally Omitted.

    7.17 Use of Proceeds. Use the proceeds of the Advances other than in a manner consistent with the terms and conditions of this Agreement, for lawful and permitted purposes, including, without limitation, payment on the Closing Date of transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby.

    7.18 [Intentionally Omitted].

    7.19 Securities Accounts. Establish or maintain, and shall cause each of the Subsidiary Guarantors not to establish or maintain, any Securities Account unless Lender shall have received a Control Agreement in respect of such Securities Account. No Borrower shall, and shall cause each of its Subsidiaries not to, transfer assets out of any Securities Account; provided, however, that, so long as no Event of Default has occurred and is continuing or would result therefrom, such Borrower and each of its Subsidiaries may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement.

    7.20 Financial Covenants.

      (a) Fail to maintain:

        (i)  Minimum EBITDA. EBITDA, measured on a fiscal quarter-end basis, of not less than the required amount set forth in the following table for the fiscal quarter ending on the date set forth opposite thereto;

Applicable Amount	For the Fiscal Quarter Ending
$4,332,000	December 31, 2001
$6,806,000	April 1, 2002
$6,295,000	July 1, 2002
$5,343,000	September 30, 2002
$5,622,000	December 30, 2002

        (ii) Ratio of the Revolver Usage to EBITDA. A ratio of the Revolver Usage to EBITDA, measured on a fiscal quarter-end basis, of not more than the maximum amount set forth in the following table for the trailing four fiscal quarters ending on the date set forth opposite thereto:

Maximum Amount	For the Fiscal Quarters Ending
.24	December 31, 2001
.33	April 1, 2002
.53	July 1, 2002
.42	September 30, 2002
.39	December 30, 2002

        (iii) Ratio of Total Debt to EBITDA. Ratio of (a) Total Debt to (b) EBITDA, measured on a fiscal quarter-end basis, of not more than the maximum amount set forth in the following table for the trailing four fiscal quarters ending on the date set forth opposite thereto:

Maximum Amount	For the Fiscal Quarters Ending
6.43	December 31, 2001
7.22	April 1, 2002
7.79	July 1, 2002
7.40	September 30, 2002
7.00	December 30, 2002

        (iv) Fixed Charge Ratio. Fixed Charge Ratio, measured on a fiscal quarter-end basis, of not less than the minimum amount set forth in the following table for the trailing four fiscal quarters ending on the date set forth opposite thereto:

Minimum Amount	For the Fiscal Quarters Ending
1.05	December 31, 2001
.95	April 1, 2002
.90	July 1, 2002
.94	September 30, 2002
.99	December 30, 2002

For each fiscal quarter ending after December 31, 2002, as follows: Upon receipt of the Projections required to be delivered to Lender pursuant to Section 6.3(c) for such period, Borrowers and Lender shall negotiate in good faith to determine the minimum EBITDA as of the end of each fiscal quarter covered by such Projections and, in the event that (x) Borrowers and Lender are unable to agree upon the amount of such minimum EBITDA on or before the date that is 30 days after the date that Lender has received such Projections, or (y) Borrowers have failed to deliver the Projections in accordance with Section 6.3(c), EBITDA for each fiscal quarter covered by such Projections shall not be less than $6,500,000.

8.  EVENTS OF DEFAULT.

    Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

    8.1 If Borrowers fail to pay when due and payable or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Lender, reimbursement of Lender Expenses, or other amounts constituting Obligations); provided, however, with respect to Obligations other than the payment of principal, if Borrowers have Availability in excess of the amount of such unpaid Obligations, Lender shall be deemed to have made an Advance in an amount equal to such unpaid Obligations with interest to accrue on such Advance at the Advance Rate and Borrowers shall not be deemed in default of this Section 8.1;

    8.2 If Borrowers fail to perform, keep, or observe (a) any term, or provision, condition, covenant, or agreement contained in Section 6.1, 6.4, 6.6, 6.10, 6.11 or 6.12 this Agreement and such failure continues for a period of ten (10) days after notice of default or (b) any other term, provision, condition, covenant or agreement contained in this Agreement or in any of the other Loan Documents; provided, however, that if such failure is the subject of another provision on this Section 8, such other provision of this Section 8 shall govern;

    8.3 If any material portion of any Borrower's or any of the Subsidiary Guarantors' assets are attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

    8.4 If an Insolvency Proceeding is commenced by any Borrower or any Subsidiary Guarantor;

    8.5 If an Insolvency Proceeding is commenced against any Borrower, other than Terra, or any Subsidiary Guarantor, and any of the following events occur: (a) such Borrower or such Subsidiary Guarantor consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Borrower or such Subsidiary Guarantor, or (e) an order for relief shall have been entered therein;

    8.6 If any Borrower, other than Terra, or any Subsidiary Guarantor, is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, and such order is not vacated or bonded within 20 days;

    8.7 If a notice of Lien, levy, or assessment in excess of $25,000 in the aggregate is filed of record with respect to any assets of any Borrower or any Subsidiary Guarantor by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts in excess of $25,000 in the aggregate owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any assets of any Borrower or any Subsidiary Guarantor and the same is not paid before such payment is delinquent;

    8.8 If a judgment of which any Borrower or any Subsidiary Guarantor has notice (and in the case of a default judgment, actual notice) or other claim becomes a Lien or encumbrance upon any material portion, on a consolidated basis, of Borrowers' and Subsidiary Guarantors' assets and, in the case of such a judgment, shall be undischarged or unbonded or such judgment shall not have been stayed effectively for a period of twenty (20) days following the date of such judgment (or the date of actual notice of a default judgment) or such judgment creditor shall have legally commenced action to levy upon assets or properties to enforce such judgment;

    8.9 If there is a default under the Indenture or any material agreement to which any Borrower or any Subsidiary Guarantor is a party and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of such Person's obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein;

    8.10 If any Borrower or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

    8.11 If any warranty, representation, statement, or Record made to Lender by any Borrower, any Subsidiary Guarantor, any Authorized Person, any director of any Borrower or any of its Subsidiary Guarantors or any other agent authorized by any Borrower or any Subsidiary Guarantor to make representations to Lender, is untrue when made in any material respect;

    8.12 If the obligation of any Subsidiary Guarantor under any Guaranty is limited or terminated by operation of law or by any Subsidiary Guarantor thereunder; or

    8.13 If any Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and, except to the extent permitted by the terms thereof, perfected and first-priority Lien on or security interest in the Collateral and any other collateral securing the Obligations covered thereby;

    8.14 Any material provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower or any Subsidiary Guarantor, or a proceeding shall be commenced by any Borrower or any Subsidiary Guarantor, or by any Governmental Authority having jurisdiction over any Borrower or any Subsidiary Guarantor, seeking to establish the invalidity or unenforceability thereof, or any Borrower or any Subsidiary Guarantor shall deny that any Borrower or any Subsidiary Guarantor has any liability or obligation purported to be created under any Loan Document; or

    8.15 If there is a default under the Intercreditor Agreement or an Actionable Default (as defined in the Intercreditor Agreement) occurs.

9.  THE LENDER'S RIGHTS AND REMEDIES.

    9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, Lender (at its election but without notice of its election and without demand) may do, or direct the Collateral Agent to do (subject to the provisions of the Intercreditor Agreement), any one or more of the following, all of which are authorized by each Borrower for itself and on behalf of its Subsidiaries:

      (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

      (b) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between any Borrower and Lender;

      (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting any of the Lender's Liens in the Collateral or any other collateral securing the Obligations and without affecting the Obligations;

      (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Lender considers advisable, and in such cases, Lender will credit the Loan Account with only the net amounts received by Lender in payment of such disputed Accounts after deducting all Lender Expenses incurred or expended in connection therewith;

      (e) Without notice to or demand upon any Borrower or any Subsidiary Guarantor, make such payments and do such acts as Lender or Collateral Agent considers necessary or reasonable to protect the Lender's Liens in the Collateral or any other collateral securing the Obligations. With respect to any of any Borrower's owned or leased premises, each Borrower hereby grants Collateral Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender's or Collateral Agent's rights or remedies provided herein, at law, in equity, or otherwise;

      (f)  Sell the Personal Property Collateral and other personal property collateral securing the Obligations at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Borrower's premises) as Lender or Collateral Agent determines is commercially reasonable. If Lender or Collateral Agent sells any such Personal Property Collateral or other collateral on credit terms, Borrowers' Loan Account shall be credited only with, and at the time of, the net amount of the payments actually made by the purchaser, received by Lender or Collateral Agent and applied to the indebtedness of purchaser. In the event that the purchaser fails to pay for such Personal Property Collateral or other collateral, Lender or Collateral Agent may resell such Personal Property Collateral or other collateral, and Borrowers' Loan Account shall be credited with the proceeds of such sale in accordance with the immediately preceding sentence. In the event Lender or Collateral Agent purchases any of such Collateral or other collateral being sold, Lender or Collateral Agent, as the case may be, may pay for such Collateral or other collateral by crediting some or all of the Obligations. Lender or Collateral Agent may comply with any applicable state or federal law requirements in connection with a disposition of such Collateral or other collateral and compliance therewith will not be considered adversely to affect the commercial reasonableness of any sale of such Collateral or other collateral. Lender or Collateral Agent may sell such Collateral or other collateral without giving any warranties as to such Collateral or other collateral. Lender or Collateral Agent may specifically disclaim any warranties of title or the like. The foregoing will not be considered adversely to affect the commercial reasonableness of any sale of such Collateral or other collateral. It is not necessary that such Collateral or other collateral be present at any such sale;

      (g) Lender or Collateral Agent shall give notice of the disposition of such Personal Property Collateral or other collateral as follows:

        (i)  Lender or Collateral Agent shall give Borrowers a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of such Personal Property Collateral or other collateral, then the time on or after which the private sale or other disposition is to be made; and

        (ii) The notice shall be personally delivered or mailed, postage prepaid, to Borrowers as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of such Personal Property Collateral or other collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

      (h) Lender or Collateral Agent may credit bid and purchase at any public sale; and

      (i)  Lender or Collateral Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of such Collateral or other collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

      (j)  Lender or Collateral Agent, as applicable, shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document; and

      (k) Any deficiency that exists after disposition of such Personal Property Collateral or other collateral as provided above will be paid immediately by Borrowers. Any excess will be returned, without interest and subject to the rights of third Persons, by Lender or Collateral Agent to Borrowers.

    9.2 Remedies Cumulative. The rights and remedies of Lender and Collateral Agent under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Each of Lender and Collateral Agent shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender or Collateral Agent of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender or Collateral Agent shall constitute a waiver, election, or acquiescence by it.

10. TAXES AND EXPENSES.

    After the occurrence and during the continuation of a Default or Event of Default, if any Borrower or any Subsidiary Guarantor fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Lender, in its sole discretion and without prior notice to any Borrower or any Subsidiary Guarantor, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves in Borrowers' Loan Account as Lender deems necessary to protect Lender from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Lender deems prudent. Any such amounts paid by Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11. WAIVERS; INDEMNIFICATION.

    11.1 Demand; Protest. Except as otherwise required by this Agreement, each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which such Borrower may in any way be liable.

    11.2 Lender's Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

    11.3 Indemnification. Borrowers, jointly and severally, shall pay, indemnify, defend, and hold the Lender-Related Persons, each Participant, and each of their respective officers, directors, employees, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys' fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Borrower was required to indemnify the

Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12. NOTICES.

    Unless otherwise provided in this Agreement, all notices or demands by Borrowers or Lender to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents, which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return-receipt requested), overnight courier, electronic mail (at such e-mail addresses as the Borrowers or Lender, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrowers or Lender, as the case may be, at its address set forth below:

If to Borrowers:	c/o AMERICAN RESTAURANT GROUP, INC. 4410 El Camino Real, Suite 201 Los Altos, California 94022 Attn: General Counsel Fax No. 650.949.6420
with copies to:	AMERICAN RESTAURANT GROUP, INC. 4410 El Camino Real, Suite 201 Los Altos, California 94022 Attn: Controller Fax No. 650.949.6449
and:	MILBANK, TWEED, HADLEY & MCCLOY LLP 601 South Figueroa Street, 30th Floor Los Angeles, California 90017 Attn: Kenneth J. Baronsky, Esq. Fax No. 213.629.5063
If to Lender:	FOOTHILL CAPITAL CORPORATION 2450 Colorado Avenue Suite 3000 West Santa Monica, California 90404 Attn: Structured Finance Division Manager Fax No. 310.453.7442
with copies to:	PAUL, HASTINGS, JANOFSKY & WALKER LLP 555 South Flower Street, 23rd Floor Los Angeles, California 90071 Attn: Hydee R. Feldstein, Esq. Fax No. 213.627.0705

    Lender and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Lender in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each Borrower acknowledges and agrees that notices sent by Lender in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

      (a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

      (b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWERS AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

      BORROWERS AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH-OF-DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWERS AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

    14.1 Assignments and Participations.

      (a) Lender may assign and delegate to one or more assignees (each an "Assignee") all, or any ratable part of all, of the Obligations and the other rights and obligations of Lender hereunder and under the other Loan Documents; provided, however, that Borrowers may continue to deal solely and directly with Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers by Lender and the Assignee, and (ii) Lender and its Assignee have delivered to Borrowers an appropriate assignment and acceptance agreement.

      (b) From and after the date that Lender provides Borrowers with such written notice and executed assignment and acceptance agreement, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment and acceptance agreement, shall have the assigned and delegated rights and obligations of Lender under the Loan Documents, and (ii) Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned and delegated by it pursuant to such assignment and acceptance agreement, relinquish its rights (except with respect to Section 11.3 hereof) and be released from its obligations under this Agreement (and in the case of an assignment and acceptance covering all or the remaining portion of Lender's rights and obligations under this Agreement and the other Loan Documents, Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrowers and the Assignee.

      (c) Immediately upon Borrowers' receipt of such fully executed assignment and acceptance agreement, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the rights and duties of Lender arising therefrom.

      (d) Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a "Participant") participating interests in the Obligations and the other rights and interests of Lender hereunder and under the other Loan Documents; provided, however, that (i) Lender shall remain the "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of Lender shall not constitute a "Lender" hereunder or under the other Loan Documents and Lender's obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers and Lender shall continue to deal solely and directly with each other in connection with Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) Lender shall not transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or a material portion of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrowers hereunder shall be determined as if Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as Lender under this Agreement. The rights of any Participant only shall be derivative through Lender and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to Borrowers, the Collections, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by Lender.

      (e) In connection with any such assignment or participation or proposed assignment or participation, Lender may disclose all documents and information which it now or hereafter may have relating to Borrowers or Borrowers' business.

      (f)  Any other provision in this Agreement notwithstanding, Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve

  Bank or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

    14.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without Lender's prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Lender shall release Borrowers from their Obligations. Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by Borrowers is required in connection with any such assignment.

15. AMENDMENTS; WAIVERS.

    15.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by Lender and Borrowers and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

    15.2 No Waivers; Cumulative Remedies. No failure by Lender to exercise any right, remedy, or option under this Agreement or, any other Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Lender on any occasion shall affect or diminish Lender's rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.

16. GENERAL PROVISIONS.

    16.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrowers and Lender.

    16.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

    16.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against Lender or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

    16.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

    16.5 Withholding Taxes. All payments made by Borrowers hereunder will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below). All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of Lender, or

(ii) to the extent that such tax results from a change in the circumstances of Lender, including a change in the residence, place of organization, or principal place of business of Lender, or a change in the branch or lending office of Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, including any amount paid pursuant to this Section 16.5 after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts payable to Lender if the increase in such amount payable results from Lender's own willful misconduct or gross negligence. Borrowers will furnish to Lender as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrowers.

    16.6 Counterparts; Telefacsimile and Electronic Mail Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

    16.7 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or any Subsidiary Guarantor or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of any Borrower or any Subsidiary Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

    16.8 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

    16.9 Confidentiality. Lender agrees to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, all non-public information provided to it by Borrowers or any of its Subsidiaries pursuant to this Agreement or any other Loan Document that is identified by such Person as being confidential at the time the same is delivered to Lender; provided, however, that nothing herein shall prevent Lender from disclosing any such information (a) to its employees, directors, agents, attorneys, auditors, accountants and other professional advisors, (b) upon request or demand by any Governmental Authority, (c) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any federal, state or local law or regulation, (d) if requested or required to do so in connection with any litigation or similar proceeding, (e) that has been publicly disclosed other than in violation of this Section 16.9, (f) in connection with the exercise of any remedy hereunder or under any other Loan Document, (g) to a subsidiary or affiliate of Lender, or (h) to an assignee or participant (or prospective assignee or participant) so long as such assignee or participant agrees to be bound by the provisions of this Section 16.9.

    16.10 Co-Borrowers. Each Borrower hereby accepts, but only to the extent not prohibited by applicable insolvency laws, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be joint and several obligations of each Borrower without preferences or distinctions among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation. Each Borrower hereby agrees that it will not, without Lender's prior written consent, enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Lender may from time to time, without exonerating or releasing any Borrower in any way under this Agreement, (a) take such further or other security or securities for the Obligations or any part thereof as it may deem proper, or (b) release, discharge, abandon or otherwise deal with or fail to deal with any Borrower or guarantor of the Obligations or any collateral, security or securities therefor or any part thereof now or hereafter held by the Lender or (c) amend, modify, extend, accelerate or waive in any manner any of the provisions, terms, or conditions of the Loan Documents, all as it may consider expedient or appropriate in its sole discretion. Each Borrower agrees that until each and every one of the covenants and agreements of the Loan Documents is fully performed, and without possibility of recourse, whether by operation of law or otherwise, such Borrower's undertakings hereunder shall not be released, in whole or in part, by any action or thing that might, but for this Agreement, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver or omission by Lender or its failure to proceed promptly or otherwise, or by reason of any action taken or omitted by Lender whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, such Borrower or by reason of any further dealings between any Borrower on the one hand and Lender, on the other hand or any other guarantor or surety, and each Borrower hereby expressly waives and surrenders any defense to its liability hereunder, or any right of counterclaim or offset of any nature or description that it may have or may exist based upon, and each Borrower shall be deemed to have consented to, any of the foregoing acts, omissions, things, agreements or waivers. Upon the bankruptcy or winding up or other distribution of assets of any Borrower or of any surety or guarantor for any Obligations, the rights of Lender against any Borrower or any other guarantor of the Obligations shall not be affected or impaired by the omission of Lender to prove its claim, or to prove the full claim, as appropriate, and the Lender may prove such claims as it sees fit and may refrain from proving any claim and in its discretion may value as it sees fit or refrain from valuing any security held by it without in any way releasing, reducing or otherwise affecting the liability to the Lender of any Borrower. Each Borrower hereby unconditionally and irrevocably waives, unless expressly provided for herein or under the Loan Documents: (i) notice of acceptance hereof, (ii) notice of any loans or other financial accommodations made or extended under this Agreement, or the creation or existence of any of any additional Obligations, (iii) notice of the amount of the Obligations, subject, however, to such Borrower's rights hereunder; (iv) notice of any adverse change in the financial condition of any Borrower or of any other fact that might increase such Borrower's risk hereunder; (v) notice of presentment for payment, demand, protest, dishonor and notice thereof; (vi) notice of any Default or Event of Default; (vii) all diligence in collection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for any of the foregoing, (viii) all rights to enforce any remedy that the Lender may have against any Borrower or any other guarantor; and (ix) all other notices and demands to which any Borrower might otherwise be entitled. To the fullest extent permitted by applicable law, each Borrower hereby waives the right by statute or otherwise to require Lender to institute suit against any other Borrower or any other guarantor or to exhaust any rights and remedies which Lender has or may have against any other Borrower or any other guarantor. Each Borrower further waives any defense arising by reason of any disability or other defense (other than the defense that the Obligations shall have been indefeasibly and fully and finally paid and the commitments hereunder have been terminated) of such Borrower. No Borrower shall be released or discharged, either in whole or in part, by Lender's failure or delay to (A) perfect or continue the perfection of any lien or security interest in any collateral that secures the Obligations, or (B) protect the property covered by such lien or security interest. To the maximum extent permitted by law, each Borrower hereby waives: (I) any rights to assert against Lender any defense (legal or equitable), setoff, counterclaim, or claim that such Borrower may now or at any time hereafter have against any other Borrower or any other party liable to Lender on account of or with respect to the Obligations (other than the defense that the Obligations shall have been fully and finally paid and the commitments hereunder have been terminated); (II) any defense, setoff, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future sufficiency, validity, or enforceability of the Obligations (other than the defense that the Obligations shall have been fully and finally paid and the commitments hereunder have been terminated); (III) any defense arising by reason of any claim or defense based upon an election of remedies by Lender; (IV) any right to assert against Lender any claim or defense in relation to any requirement upon Lender to marshal any collateral for the benefit of such Borrower or any other person; (V) the benefit of any statute of limitations affecting such Borrower's liability hereunder or the enforcement thereof. In addition, each Borrower hereby waives, until such time as the Obligations are fully and finally paid and the commitments hereunder are terminated, any right to proceed against any other Borrower or any other guarantor, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims (irrespective of whether direct or indirect, liquidated or contingent), with respect to the Obligations. Each Borrower also hereby waives any right to proceed or to seek recourse against or with respect to any property or asset of any other Borrower or any other guarantor. Each Borrower hereby agrees that, in light of the waivers contained in this Section, such Borrower shall not be deemed to be a "creditor" (as that term is defined in the Bankruptcy Code or otherwise) of any other Borrower or any other guarantor, whether for purposes of the application of Sections 547 or 550 of the United States Bankruptcy Code or otherwise. To the maximum extent permitted by law, each Borrower waives any duty on the part of the Lender to disclose to such Borrower any facts the Lender may now or hereafter know about any other Borrower, regardless of whether the Lender has reason to believe that any such facts materially increase the risk beyond that which such Borrower intends to assume, or has reason to believe that such facts are unknown to such Borrower, or has a reasonable opportunity to communicate such facts to such Borrower since such Borrower acknowledges that such Borrower is fully responsible for being and keeping informed of the financial condition of any other Borrower and all of the circumstances bearing on the risk on nonpayment of any Obligations hereunder. The obligations of each Borrower hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired by the following, any of which may be taken without the consent of, or notice to, such Borrower, nor shall any of the following give any Borrower any recourse or right of action against the Lender: (W) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any Borrower, or any guarantor (which term shall include any other party at any time directly or contingently liable for any of the Borrowers' obligations under the Loan Documents) or any affiliate of any Borrower, or any action taken with respect to this Agreement or any of the other Loan Documents by any trustee or receiver, or by any court, in any such proceeding, whether or not such Borrower shall have had notice or knowledge of any of the foregoing; (X) any release or discharge of any Borrower from its liability under any of the Loan Documents or any release or discharge of any endorser or guarantor or of any other party at any time directly or contingently liable for the Obligations; (Y) any subordination, compromise, release (by operation of law or otherwise), discharge, compound, collection or liquidation of any or all of the Collateral or other property described in any of the Loan Documents or otherwise in any manner, or any substitution with respect thereto; and (Z) any acceptance of partial performance of the Obligations.

[Signature page to follow.]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

AMERICAN RESTAURANT GROUP, INC. a Delaware corporation
By:
Title: Vice President
ARG ENTERPRISES, INC. a California corporation
By:
Title: Vice President
ARG PROPERTY MANAGEMENT CORPORATION a California corporation
By:
Title: Vice President
ARG TERRA, INC. a Delaware corporation
By:
Title: Vice President
FOOTHILL CAPITAL CORPORATION a Delaware corporation
By:
Title: Vice President

EXHIBITS AND SCHEDULES
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Schedule P-1	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule 2.7	Bank Agency Account Banks; Credit Card Arrangements
Schedule 5.8(b)	Capitalization of Borrower
Schedule 5.8(c)	Capitalization of Borrowers' Subsidiaries
Schedule 5.14	Environmental Matters
Schedule 5.16	Intellectual Property
Schedule 5.20	Permitted Indebtedness
Schedule 7.13	Permitted Investments

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LOAN AGREEMENT